UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 18, 2015
AOL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
770 Broadway, New York, New York 10003
(Address of Principal Executive Offices) (Zip Code)
212-652-6400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) 2015 AOL Inc. Annual Bonus Plan
On March 18, 2015 the Compensation and Leadership Committee of the Board of Directors (the “Committee”) of AOL Inc. (the “Company”) approved the material terms of the Company’s 2015 Annual Bonus Plan (the “ABP”). The ABP is a cash-based annual incentive plan in which eligible employees, including our Named Executive Officers (“NEOs”), may participate.
Corporate Executives
Annual cash incentive payments pursuant to the ABP for the chief executive officer and corporate executive vice presidents (including certain of our current NEOs, collectively, the “Corporate Executives”) will be determined through a combination of Company performance (weighted at 70%) and individual performance (weighted at 30%). For Corporate Executives, the Company performance component under the ABP will be based on the following metrics: Consolidated Adjusted OIBDA, Consolidated Revenue Net of Traffic Acquisition Costs (“TAC”), Multiplatform Unique Visitors, as such terms are defined in the ABP, and the degree of achievement of certain operational goals pre-determined for each executive based on their function.
Business Segment Executives
Annual cash incentive payments pursuant to the ABP for employees directly supporting our operating segments (including certain of our NEOs, the “Business Segment Executives”) will be determined through a combination of Company performance (weighted at 20%), segment and/or brand performance (weighted at 50%) and individual performance (weighted at 30%). For Business Segment Executives, the Company performance component under the ABP will be based on the following metrics: Consolidated Adjusted OIBDA, Consolidated Revenue Net of TAC and Multiplatform Unique Visitors, as such terms are defined in the ABP. The segment performance component under the ABP for Business Segment Executives will be based on a combination of financial metrics, including: Segment Adjusted OIBDA, Segment Revenue Net of TAC, and pre-determined operational goals.
Lastly, the individual performance component of the ABP for both Corporate Executives and Business Segment Executives is based on the Company employee’s overall performance rating in his or her annual review. The Committee retains discretion to increase or reduce the awards. Company employees, including our NEOs, are also eligible to receive additional discretionary cash or equity awards for superior individual performance in connection with strategic initiatives from time to time.
The foregoing summary of the ABP is qualified in its entirety and is subject to the terms of the ABP which the Company currently expects to file as an exhibit to its Form 10-Q for the quarter ended March 31, 2015.
2015 Segment Performance Share Unit Program
On March 18, 2015, the Committee approved the material terms of the 2015 Segment Performance Share Unit Program (“SPSU”). The SPSU is an annual incentive program in which employees directly supporting our operating segments and/or brands, including certain of our executive officers, may participate. At inception, each SPSU participant is initially allocated a target amount of performance units. Upon the achievement of certain financial and operational targets of an operating segment and/or brand, each SPSU participant generally will be eligible to earn a number of performance units equal to the percentage of achievement of such operating segment and/or brand targets multiplied by the target allocation amount. The Committee retains discretion to increase or reduce the number of performance units earned, provided that the maximum amount of performance units that can be earned by a SPSU participant may not be greater than 300% of the participant's target SPSU award. Performance units under the SPSU may only be earned if the Company performance thresholds under the ABP have been met and the operating segment and/or brand has achieved at least 100% of its financial and operational targets under the ABP. Performance units earned by a participant under the SPSU will vest in two equal installments. Fifty percent will vest as soon as practicable following the date on which the performance units are deemed earned under the SPSU and 50% will vest on the first anniversary thereof, in each case, subject to the participant’s continued employment through the applicable vesting date. Each performance unit may be settled in shares of Company stock or in cash, in the Company’s sole discretion. In certain circumstances (such as a breach by a participant of restrictions under his or her confidentiality agreement), unvested performance units are subject to forfeiture, and shares delivered on vested performance units (or the cash value of vested performance units, if settled in cash) are subject to clawback. The foregoing summary of the SPSU is qualified in its entirety and is subject to the terms of the SPSU which the Company currently expects to file as an exhibit to its Form 10-Q for the quarter ended March 31, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL Inc.

By:	/s/ Karen Dykstra________________
Name:	Karen Dykstra
Title:	Executive Vice President and Chief Financial and Administrative Officer

Date: March 24, 2015

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